Third Amendment
                                       To
                Dividend Disbursing and Transfer Agent Agreement

This Third Amendment to Dividend Disbursing and Transfer Agent Agreement ("Third Amendment"), made, entered and effective this 30th day of November 2004, by and between PMFM Investment Trust, a Delaware statutory trust (the "Trust"), and North Carolina Shareholder Services, LLC d/b/a NC Shareholder Services, a North Carolina limited liability company (the "Transfer Agent").

WHEREAS, pursuant to that certain Dividend Disbursing and Transfer Agent Agreement ("Agreement") dated June 20, 2003 and amended on December 3, 2004 and August 18, 2004, between the Trust and the Transfer Agent, the Trust retained the Transfer Agent to provide certain dividend disbursing, transfer agent and shareholder services to the Trust in the manner and on the terms set forth therein; and

WHEREAS, the Trust and the Transfer Agent wish to modify and amend the Agreement to add a new series of the Trust to the Agreement and to reflect the name change of the PMFM Moderate Portfolio Trust.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Third Amendment and intending to be legally bound, the Trust and the Transfer Agent agree as follows:

        1. Addition of New Series. The Agreement is hereby modified and amended by adding the following new series of the Trust to
              Agreement:

              "PMFM Core Advantage Portfolio Trust"

        2. Name Change of Series. The Agreement is hereby modified and amended to reflect the change in name of the PMFM Moderate Portfolio Trust to the following:

              "PMFM Tactical Preservation Portfolio Trust"

        3. Other. Except as expressly modified or amended herein, all other terms and provisions of the Agreement shall remain in full force and effect.

              The Agreement is hereby modified and amended by adding the following language pertaining to notice to Section 13 of the
              Agreement:

              The last sentence of the Section 13 "The Transfer Agent agrees to allow federal examiners having jurisdiction over the Fund to obtain information and records relating to the Trust's AML program in its possession and to inspect the Transfer Agent for purposes thereof," shall now read as follows:

                  The Transfer Agent agrees to allow federal examiners having jurisdiction over the Fund to obtain information and records relating to the Trust's AML program in its possession and to inspect the Transfer Agent for purposes thereof, provided that the Transfer Agent provides prior notice to the Fund and follows any reasonable directions given by the Fund with respect thereto.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly signed as of the day and year first above written.




Trust:                                           Transfer Agent:

PMFM INVESTMENT TRUST                            NC SHAREHOLDER SERVICES, LLC


By:   /s/ Donald L. Beasley                      By:   /s/ John D. Marriott, Jr.
     ______________________________                   __________________________
Name:   Donald L. Beasley                        Name:   John D. Marriott, Jr.
Title:  Chairman                                 Title:  Managing Director






























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